News

DENBURY RESOURCES PROMOTES
CHRISTIAN S. KENDALL TO PRESIDENT

PLANO, TX – October 3, 2016 – Denbury Resources Inc. (NYSE:DNR) (“Denbury” or the “Company”) today announced that as part of its ongoing succession planning process, the Board of Directors has promoted Chris Kendall to President of the Company. Mr. Kendall will assume this position from Denbury’s Chief Executive Officer, Phil Rykhoek. Mr. Kendall joined Denbury as Chief Operating Officer in September 2015, and will continue to serve in that role until a successor is named.

Phil Rykhoek, CEO of Denbury commented, “The board and I congratulate Chris on this well-deserved promotion in recognition of his significant contribution to our improved operations, as evidenced by our lower costs and improved efficiencies. Chris is a pleasure to work with and I anticipate that his expanded responsibilities will further enhance our continuing efforts to increase the value of the Company for our investors and employees.”

Mr. Kendall has over 27 years of experience in the oil and gas industry, holding a variety of technical and leadership roles, both international and domestic. Prior to joining Denbury, he spent 14 years with Noble Energy, most recently as Senior Vice President, Global Operations Services. His prior assignments at Noble Energy include serving as Vice President, Gulf of Mexico, and as Business Unit Manager and Vice President, Noble Energy Mediterranean Ltd.

Mr. Kendall began his career with Mobil Oil Corporation in 1989. He holds a Bachelor of Science degree in Engineering, Civil Specialty, from the Colorado School of Mines.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations.

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DENBURY CONTACTS:
Mark C. Allen, Sr. Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Investor Relations, 972.673.2383